INCENTIVE COMPENSATION AGREEMENT

         THIS AGREEMENT (this "Agreement") is made and entered into as of January 22, 1997, by and among Cognitive Communications, LLC, a Delaware limited liability company ("CCL"), Susan Wiener ("SW"), Michael Rudnick ("MR") and David Leveen ("DL"; each of SW, MR and DL are sometimes hereinafter referred to individually as an "Employee" and collectively as the "Employees").

                              W I T N E S S E T H :

         WHEREAS, as of the date hereof each of the Employees is entering into an employment agreement with CCL (collectively, the "Employment Agreements"); and

         WHEREAS, in connection with the execution of the Employment Agreements, CCL desires to provide certain incentive compensation to the Employees, as more fully set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Profit Pool.

                  (a)  During  the  period  commencing  with  August 1, 1997 and ending on July 31, 2002, the Employees will participate equally in a profit-sharing program to be established by CCL (the "Profit-Sharing Program"), which will provide for an aggregate profit pool consisting of the difference between (x) twenty-five percent (25%) (the "Profit Percentage") of the EBITDA (as hereinafter defined) for each fiscal year commencing with CCL's fiscal year ending July 31, 1998 and (y) any amounts distributed, or to be distributed, to the Employees by CCL for such fiscal year as a result of their ownership interests in CCL (the "Employees' Distribution").

                  (b) Payment of any amounts under the Profit-Sharing Program to the Employees shall be made as soon as practicable after the end of each of such five (5) fiscal years, and in any event within ninety (90) days thereafter, and shall be accompanied by a copy of the relevant financial statements, together with a copy of the work papers showing the calculation by CCL of the EBITDA (as hereinafter defined) and the Employees' Distribution. The Employees shall be deemed to have accepted such financial statements as final and binding, unless CCL is notified in writing by them within thirty (30) days after receipt of such financial statements. If the Employees dispute any of the calculations in the financial statements, the dispute shall be referred to a firm of independent public accountants mutually acceptable to CCL and the Employees; provided, however, that a "Big 6" accounting firm, other than the accounting firms then used by CCL, any Employee or any of their respective affiliates shall be deemed to be mutually acceptable for purposes of this Section 1(b). In the event of a dispute, the determination of such accountants shall be final and binding. In the event of a dispute, the losing party in such dispute shall pay the fees and expenses of such accountants. If any review so conducted shall result in an underpayment by CCL of any amount payable hereunder,


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CCL shall pay the amount of such underpayment  within twenty (20) days after the completion of such review, together with interest thereon at the rate of 8% per annum (calculated on the basis of a 360- day year consisting of twelve 30-day months). If any review so conducted shall result in an overpayment by CCL of any amount payable hereunder, the Employees shall refund the amount of such overpayment, together with interest thereon at the rate of 8% per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months), to CCL within twenty (20) days after written request for such refund is made to them by CCL or, at CCL's option, the amount of such refund shall be netted against any other amounts due to the Employees.

                  (c) Termination of an Employment Agreement (i) by CCL for Cause, as defined in the Employment Agreement, or (ii) by the Employee other than due to Constructive Termination, as defined in the Employment Agreement, will also terminate such Employee's rights to receive any amounts under the Profit-Sharing Program after such termination and will also reduce the Profit Percentage to 16.67% in the event of one Employee's termination, 8.33% in the event of two Employees' termination and 0% in the event of the termination of all three Employees; provided, however, that Mr. Leveen's termination prior to either Ms. Wiener's or Mr. Rudnick's termination will not reduce the Profit
Percentage, however, in the event of either Ms. Wiener's or Mr. Leveen's termination concurrently with or after Ms. Wiener's or Mr. Rudnick's termination, the Profit Percentage will be reduced to 8.33%. Termination of an Employment Agreement (y) by CCL other than for Cause or (z) by the Employee as a result of Constructive Termination will not terminate or otherwise affect such Employee's rights to receive any amounts under the Profit-Sharing Program as set forth herein after such termination nor reduce the Profit Percentage. Termination of an Employment Agreement upon an Employee's death or disability will also terminate such Employee's rights to receive any amounts under the Profit-Sharing Program after such termination (provided, however, that his/her estate or legal representative shall receive a pro rata portion of the profit pool for the fiscal year in which such termination occurs based upon the number of days the Employee was employed during such fiscal year) and the Profit Percentage shall not otherwise be affected by such termination.

         2.       Definitions.

                  (a) For purposes of this Agreement, EBITDA shall be defined as CCL's earnings before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis and consistent with past practices; provided, however, that EBITDA shall be computed by taking into account directly allocated overhead expenses of CCL's parent, Manhattan Transfer/Edit, Inc., a Delaware corporation ("MTE"), or MTE's parent, International Post Limited, a Delaware corporation ("IPL") with respect to CCL, including property and casualty insurance, workmen's compensation, employee fringe benefit costs, and other direct costs normally allocated by MTE and/or IPL among their respective subsidiaries based in part on the size of such subsidiaries, and by excluding: (a) all special overhead charges of CCL (including the 3% of revenues overhead charge) and (b) the cost of all term life, health, accident and/or other insurance covering any employee of CCL for which it or any of its subsidiaries or affiliates, including MTE and/or IPL, is the beneficiary.

         3.       Incentive Options.

                  (a) During the period commencing with August 1, 1997 and ending on July 31, 2002, the Employees will receive options (the "Incentive Options") to purchase an aggregate of 50,000 Shares of CCL in each of the five
(5) full fiscal years of CCL commencing with the fiscal year ending July 31, 1998 provided that CCL has attained the annual EBITDA targets for such fiscal year (at a minimum) set forth below. In the event that in any fiscal year the annual EBITDA target is not satisfied, the Incentive Options which could have been earned for such fiscal year shall be awarded if and when the foregoing cumulative EBITDA target is satisfied for a subsequent fiscal year.


                                                             CUMULATIVE EBITDA
                                                             TARGET FOR SUCH
                                                             FISCAL YEAR AND
                                        ANNUAL EBITDA        PRIOR FISCAL  YEARS
                                        TARGET FOR SUCH      BEGINNING
                                        FISCAL YEAR          WITH FISCAL 1998


Fiscal 1998 (i.e., fiscal year
ending July 31, 1998).............      $3,217,000           $3,217,000

Fiscal 1999 (i.e., fiscal year
ending July 31, 1999).............      $5,124,000           $7,583,000

Fiscal 2000 (i.e., fiscal year
ending July 31, 2000).............      $7,982,000           $14,839,000

Fiscal 2001 (i.e., fiscal year
ending July 31, 2001).............      $12,163,000          $25,896,000

Fiscal 2002 (i.e., fiscal year
ending July 31, 2002).............      $18,434,000          $42,654,000


                  (b) CCL shall issue any Incentive Options which the Employees are entitled to receive pursuant to the provisions hereof promptly upon the final determination of the EBITDA for the relevant fiscal year as set forth above in Section 1, and in any event within ten (10) days thereafter. The Incentive Options shall be substantially in the form annexed hereto as Exhibit
A.  Incentive Options shall be allocated equally among the Employees.

                  (c) Termination of an Employment Agreement (i) by CCL for Cause, as defined in the Employment Agreement, or (ii) by the Employee other than due to Constructive Termination, as defined in the Employment Agreement, will also terminate such Employee's rights to receive any Incentive Options hereunder after such termination but will not reduce the number of Incentive Options available for issuance to the other Employees. Termination of an Employment Agreement (y) by CCL other than for Cause or (z) by the Employee as a result of Constructive Termination will not terminate or otherwise affect such Employee's rights to receive any Incentive Options after such termination. Termination of an Employment Agreement upon an Employee's death or disability will also terminate such Employee's rights to receive any Incentive Options after such termination (provided, however, that his/her estate or legal representative shall receive a pro rata portion of any Incentive Options for the fiscal year in which such termination occurs based upon the number of days the Employee was employed during such fiscal year) and the aggregate number of Incentive Options shall not otherwise be affected by such termination.

         4.       Miscellaneous.

                  (a) Section headings contained in this Agreement are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

                  (b) Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given (i) on the date of service if personally served, (ii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid or (iii) on the date sent if sent by facsimile, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

                  If to the Employees, to:

                  Cognitive Communications, Inc.
                  2 Gannett Drive
                  Suite 200
                  White Plains, New York  10604
                  Fax No.:

                  with a copy to:

                  Roberts, Sheridan & Kotel
                  12 East 49th Street
                  New York, New York  10017
                  Attention:        David H. Wollmuth, Esq.
                  Fax No.:          (212) 299-8686

                  If to CCL, to:

                  Cognitive Communications, LLC
                  c/o International Post Limited
                  545 Fifth Avenue
                  New York, New York  10017
                  Attention:        President
                  Fax No.:          (212) 986-1364

                  with a copy to:

                  Shereff, Friedman, Hoffman & Goodman, LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attention:        Jeffry S. Hoffman, Esq.
                  Fax No.:          (212) 758-9526

                  (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  (d) This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York as applied to contracts made and to be performed entirely within the State of New York. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

                  (e) This Agreement, including the Exhibits and Schedules hereto, sets forth the entire understanding and agreement of the parties with respect to their subject matter and supersede any and all prior understandings, negotiations or agreements among the parties hereto, both written and oral, with respect to such subject matter.

                  (f) This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

                  (g) In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

                  (h) This Agreement may be amended or modified only by written agreement executed by all parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                 COGNITIVE COMMUNICATIONS, LLC


                                 By:
                                     ------------------------------------------
                                     Jeffrey J. Kaplan
                                     Vice President and Chief Financial Officer


                                     ------------------------------------
                                          Susan Wiener


                                     ------------------------------------
                                          Michael Rudnick


                                     -------------------------------
                                          David Leveen






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